Exhibit 5.1

Perkins Coie LLP 41 Madison Avenue Suite 3310 New York, NY 10010	T. +1.212.262.6900 F. +1.212.977.1649 perkinscoie.com

June 24, 2025

OneMedNet Corporation

6385 Old Shady Oak Road, Suite 250

Eden Prairie, Minnesota 55344

Re:	Registration Statement on Form S-1 Filed by OneMedNet Corporation

Ladies and Gentlemen:

We have acted as counsel to OneMedNet Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-1 (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Prospectus”), for the registration of: (a) the issuance by the Company of an aggregate of up to 12,085,275 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), consisting of: (i) up to 11,500,000 shares of Common Stock issuable upon the exercise of 11,500,000 Public Warrants (such underlying shares of Common Stock, the “Public Warrant Shares”) and (ii) up to an aggregate of 585,275 shares of Common Stock issuable upon the exercise of 585,275 Private Placement Warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants,” and such underlying shares of Common Stock issuable upon exercise of the Private Placement Warrants, together with the Public Warrant Shares, the “Warrant Shares”); and (b) the resale by the selling securityholders of the Company named in the Registration Statement (the “Selling Securityholders”) of an aggregate of (i) 27,567,285 shares of Common Stock, consisting of (A) 1,453,174 shares of Common Stock to be issued upon conversion of an aggregate of $1,656,616.66 of Pre-Closing PIPE Notes, (B) 95,744 shares of Common Stock issuable upon exercise of the Pre-Closing PIPE Warrants, (C) an aggregate of 6,178,919 shares of Common Stock issued or to be issued to Dr. Thomas Kosasa in connection with investments made in Company and the conversion of certain shareholder and extensions loans to the Company, (D) an aggregate of 3,494,946 shares of Common Stock issued or to be issued to Dr. Jeffrey Yu in connection with investments made in Company and the conversion of certain shareholder loans to the Company, (E) 250,000 shares of Common Stock issuable to Slickage Studios LLC (“Slickage”) pursuant to a letter agreement to settle certain debts owed by the Company to Slickage, (F) 50,000 of Common Stock issuable upon exercise of the Helena Warrant, (G) 2,374,742 shares of Common Stock issuable pursuant to advances under the SEPA, (H) 3,390,923 shares of Common Stock issued pursuant to the Sixsmith SPA, (I) 2,561,457 shares of Common Stock underlying 2,561,457 pre-funded warrants issued pursuant to the Sixsmith SPA, (J) 1,297,059 shares of Common Stock issued pursuant to the OTC PIPE SPA, (K) 1,323,530 shares of Common Stock issuable upon exercise of pre-funded warrants issued pursuant to the OTC PIPE SPA, (L) 2,301,791 shares of Common Stock issued pursuant to the Discovery PIPE SPA, (P) 1,473,696 shares of Common Stock issued pursuant to the OTC Follow-On PIPE SPA, (M) 1,188,209 shares of Common Stock issuable upon exercise of pre-funded warrants issued pursuant to the OTC Follow-On PIPE SPA, and (N) 133,095 shares of Common Stock issuable upon exercise of warrants issued pursuant to the OTC Follow-On PIPE SPA (all such shares of Common Stock listed in clauses (b)(i)(A) through (N), collectively, the “Selling Securityholder Shares”); and (ii) up to 585,275 shares of Common Stock issuable upon exercise of the Private Placement Warrants. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

OneMedNet Corporation

June 24, 2025

The Public Warrants and the Private Placement Warrants are governed by the Warrant Agreement, dated as of May 6, 2021, by and between Data Knights Acquisition Corp., a Delaware corporation (“Data Knights”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, which was assigned to and assumed by the Company in connection with the Business Combination (as so assigned and assumed, the “Warrant Agreement”). The Selling Securityholder Shares are being registered by the Company in accordance with, and upon the terms and subject to the satisfaction of the conditions set forth in: (a) the Registration Rights Agreement, dated November 7, 2023, by and among Data Knights and the parties listed on Exhibit A thereto, which was assigned to and assumed by the Company in connection with the Business Combination (as so assigned and assumed, the “Pre-Closing PIPE Registration Rights Agreement”), (b) the Registration Rights Agreement, dated March 28, 2024, by and among the Company and each of the investors listed thereto (the “Business Combination Registration Rights Agreement”), (d) the Termination Agreement, dated June 13, 2024, between the Company and Helena Global Investment Opportunities 1 Ltd. (the “Helena Termination Agreement”), (e) the Sixsmith SPA, (f) the Registration Rights Agreement, dated June 17, 2024, by and between YA II PN, Ltd. and the Company (the “Yorkville Registration Rights Agreement”), (f) the Registration Rights Agreement, dated July 23, 2024, by and between Off the Chain, LP and the Company, as amended on September 24, 2024 (as amended, the “OTC Registration Rights Agreement”), (g) the Registration Rights Agreement, dated July 25, 2024, by and between Discovery Global Opportunity Master Fund, Ltd. and the Company (the “Discovery Registration Rights Agreement”), (h) the Subscription Agreements, dated June 20, 2025, between the Company and each of Dr. Thomas Kosasa and Dr. Jeffrey Yu related to their investments in the Company (the “Subscription Agreements”), (i) the letter agreements, dated June 18, 2025, between the Company and each of Dr. Thomas Kosasa and Dr. Jeffrey Yu with respect to shareholder loan conversions (the “Loan Conversion Agreements”), (j) the letter agreement, dated June 19, 2025, between the Company and Dr. Kosasa related the conversion of extension loans (the “Extension Loan Conversion”) and (k) the letter agreement, dated May 19, 2025, between the Company and Slickage Studios LLC (the “Slickage Agreement”).

We have examined the Third Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Registration Statement, the Prospectus, the Warrant Agreement, the Pre-Closing PIPE Registration Rights Agreement, the Business Combination Registration Rights Agreement, the Helena Termination Agreement, Yorkville Registration Rights Agreement, the OTC Registration Rights Agreement, the Discovery Registration Rights Agreement, the Sixsmith SPA, the Subscription Agreements, the Loan Conversion Agreements, the Extension Loan Conversion, the Slickage Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

OneMedNet Corporation

June 24, 2025

Based upon the foregoing, it is our opinion that:

1.	The Warrant Shares underlying the Warrants have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its registrar of such Warrant Shares, (ii) the issuance and delivery of such Warrant Shares upon exercise of the Warrants in accordance with the terms thereof and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

2.	The Selling Securityholder Shares registered for resale by certain Selling Securityholders have been duly authorized by all necessary corporate action of the Company, and are, or in the case of the Selling Securityholder Shares that are issuable upon exercise of warrants as described in the Prospectus or the Selling Securityholder Shares that are reserved for issuance upon the conversion of convertible notes as described in the Prospectus, when issued and paid for upon the exercise of the applicable warrants in accordance with their terms or the conversion of the applicable convertible notes in accordance with their terms, respectively, will be, validly issued, fully paid and non-assessable.

3.	The Private Placement Warrants registered for resale by specified Selling Securityholders constitute legal, valid and binding obligations of the Company under the laws of the State of New York, enforceable against the Company in accordance with the terms of the Private Placement Warrants.

The opinions expressed herein are subject to bankruptcy, insolvency, moratorium and other similar laws affecting the rights and remedies of creditors generally and general principles of equity.

For purposes of the opinions expressed herein, we have examined the laws of the States of Delaware and New York, and our opinion is limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the Prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP